Exhibit 10.1
REVOLVING LINE OF CREDIT AGREEMENT

           This Revolving Line of Credit Agreement (the "AGREEMENT") is made and entered into in this 29th day of February 2008, by and between Sands Brothers Venture Capital III, LLC ("LENDER"), and XA, Inc., a Nevada Corporation, with a business address of 875 North Michigan Avenue, Suite 2626, Chicago, Illinois, 60611 (the "BORROWER") and The Experiential Agency, Inc., an Illinois corporation, with a business address of 875 North Michigan Avenue, Suite 2626, Chicago, Illinois, 60611 (the “SUBSIDIARY”) each a “PARTY” and collectively the “PARTIES.”

           In consideration of the mutual covenants and agreements contained herein, which the Parties each acknowledge receipt of, the Parties agree as follows:

 1.          LINE OF CREDIT. Lender hereby establishes for a period extending to June 29, 2008 (the "MATURITY DATE") a revolving line of credit (the "CREDIT LINE") for Borrower in the principal amount of Two Hundred Thousand Dollars ($200,000.00) (the "CREDIT LIMIT"). In connection herewith, Borrower shall execute and deliver to Lender a Promissory Note in the initial amount of One Hundred Thousand Dollars ($100,000) (the “INITIAL ADVANCE,” and the “NOTE,” a copy of which is attached hereto as Exhibit A), which amount shall be payable to Borrower immediately upon the Parties entry into this Agreement.  Any additional funds advanced by Lender to Borrower from time to time, pursuant the terms of this Agreement (each an “ADVANCE”) shall be evidenced by a Promissory Note, substantially similar to the Note (the “FURTHER NOTES”).

2.           ADVANCES. Any request for an Advance may be made from time to time and in such amounts as Borrower may choose; provided, however, any requested Advance will not, when added to the outstanding principal balance of all previous Advances, exceed the Credit Limit. Requests for Advances may be made orally or in writing by such officer of Borrower authorized by it to request such Advances. Until such time as Lender may be notified otherwise, Borrower hereby authorizes its President, Joseph Wagner and its Chief Operating Officer, Jean Wilson, to request Advances. Lender may deposit or credit the amount of any requested Advance to Borrower's checking account with Lender. Lender may refuse to make any requested Advance if an Acceleration Event and/or an Event of Default (as defined below) has occurred and is continuing hereunder either at the time the request is given or the date the Advance is to be made, or if an event has occurred or condition exists which, with the giving of notice or passing of time or both, would constitute an event of default hereunder as of such dates.  The funds from the Advances will be used by the Borrower for operating expenses in connection with the operations of the Subsidiary, and will be immediately transferred to the Subsidiary as a capital contribution, which expenses are set forth in greater detail on Schedule 1.

3.           INTEREST. All sums advanced pursuant to this Agreement shall bear interest from the date each Advance is made until paid in full at the rate of twelve percent (12%) per annum, simple interest (the "EFFECTIVE RATE"), as provided in further detail in the Note, provided however, that in the event any payment is not made within three (3) days of the date such payment is due under the Note or any Further Notes, all outstanding notes shall bear interest at the rate of fifteen percent (15%) per annum and such failure to pay the required payment shall be characterized as an Acceleration Event as such term is defined in the Note and Further Notes.

4.           REPAYMENT. Borrower shall pay accrued interest on the outstanding principal balance on a monthly basis commencing on April 1, 2008, and continuing on the first day of each month thereafter. The entire unpaid principal balance, together with any accrued interest and other unpaid charges or fees hereunder, shall be due and payable on the Maturity Date as defined in the Note. All payments shall be made to Lender at such place as Lender may, from time to time, designate. All payments received hereunder shall be applied, first, to any costs or expenses incurred by Lender in collecting such payment or to any other unpaid charges or expenses due hereunder; second, to accrued interest; and third, to principal. Borrower may prepay the principal amount of the Note at any time without penalty.

5.           REPRESENTATIONS AND WARRANTIES. In order to induce Lender to enter into this Agreement and to make the advances provided for herein, Borrower represents and warrants to Lender as follows:

a.	Borrower is a duly organized, validly existing, and in good standing under the laws of the State of Nevada;

b.	Borrower has the authority and power to execute and deliver any document required hereunder and to perform any condition or obligation imposed under the terms of such documents;

c.
The execution, delivery and performance of this Agreement and each document incident hereto will not violate any provision of any applicable law, regulation, order, judgment, decree, Articles of Incorporation, Bylaws, indenture, contract, agreement, or other undertaking to which Borrower is a party, or which purports to be binding on Borrower or its assets and will not result in the creation or imposition of a lien on any of its assets;

d.
There is no action, suit, investigation, or proceeding pending or, to the knowledge of Borrower, threatened, against or affecting Borrower or any of its assets which, if adversely determined, would have a material adverse affect on the financial condition of Borrower or the operation of its business;

e.
Neither the Borrower or the Subsidiary is currently in default of the Forbearance Agreement or any other agreements or documents entered into with LaSalle Bank National Association, and no event which with the passage of time or the giving of notice or both could become an event of default under the Forbearance Agreement, exists on the date hereof; and

f.
The Borrower shall take all actions necessary to ensure that the Subsidiary shall have sufficient available funds in United States Dollars to pay and discharge, when due and payable, any and all of the obligations or liabilities of the Subsidiary, when due.

6.           EVENTS OF DEFAULT. An “EVENT OF DEFAULT” will occur if any of the following events occurs:

a.
Any representation or warranty made by Borrower or the Subsidiary in this Agreement or in connection with any borrowing or request for an Advance hereunder is untrue in any material respect at the time when made;

b.
Default by Borrower or the Subsidiary in the observance or performance of any other covenant or agreement contained in this Agreement, other than a default constituting a separate and distinct event of default under this Paragraph 6;

c.
Filing by Borrower or the Subsidiary of a voluntary petition in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended or under any other insolvency act or law, state or federal, now or hereafter existing; or

d.
Filing of an involuntary petition against Borrower or the Subsidiary in bankruptcy seeking reorganization, arrangement or readjustment of debts, or any other relief under the Bankruptcy Code as amended, or under any other insolvency act or law, state or federal, now or hereafter existing, and the continuance thereof for sixty (60) days undismissed, unbonded, or undischarged.

7.           REMEDIES. Upon the occurrence of an Event of Default as defined above or an Acceleration Event (as defined in the Note), Lender may declare the entire unpaid principal balance, together with accrued interest thereon, to be immediately due and payable without presentment, demand, protest, or other notice of any kind, as described in further detail in the Note. Lender may suspend or terminate any obligation it may have hereunder to make additional Advances. To the extent permitted by law, Borrower waives any rights to presentment, demand, protest, or notice of any kind in connection with this Agreement. No failure or delay on the part of Lender in exercising any right, power, or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided herein are cumulative and not exclusive of any other rights or remedies provided at law or in equity. Borrower agrees to pay all costs of collection incurred by reason of the default, including court costs and reasonable attorney's fees.

8.           NOTICE. Any written notice will be deemed effective on the date such notice is placed, first class, postage prepaid, in the United States mail, addressed to the party to which notice is being given at the addresses above.

9.	GENERAL PROVISIONS.

a.
All representations and warranties made in this Agreement and the Note and in any certificate delivered pursuant thereto shall survive the execution and delivery of this Agreement and the making of any loans hereunder. This Agreement will be binding upon and inure to the benefit of Borrower and Lender, their respective successors and assigns, except that Borrower may not assign or transfer its rights or delegate its duties hereunder without the prior written consent of Lender. This Agreement, the Promissory Note, and all documents and instruments associated herewith will be governed by and construed and interpreted in accordance with the laws of the State of New York. Time is of the essence hereof.

b.
This Agreement constitutes the entire agreement of the Parties hereto and expressly supersedes all prior and contemporaneous understandings and commitments, whether written or oral, with respect to the subject matter hereof.  No variations, modifications, changes or extensions of this Agreement or any other terms hereof shall be binding upon any Party hereto unless set forth in a document duly executed by such Party or an authorized agent or such Party.

c.	No failure on the part of any Party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

d.	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

e.
This Agreement may be executed in several counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one Party and faxed to another Party shall be deemed to have been executed and delivered by the signing Party as though an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first above written.

“BORROWER”

XA, Inc.

/s/ Joseph Wagner
Joseph Wagner
Chief Executive Officer

“SUBSIDIARY”

Experiential Agency, Inc.

/s/ Joseph Wagner
Joseph Wagner
Chief Executive Officer

“LENDER”

Sands Brothers Venture Capital III, LLC

By: /s/ Scott Baily

Its: Cheif Operating Officer

Printed Name: Scott Baily

Schedule 1

	$29,700	– Letter of Credit - GOLUB
	$50,000	– Alice’s Garden
	$32,000	– Legal Fees (Loev, Levin)
	$45,000	– AV Vendor - Finelite
	$12,500	– Pollard Kelley – Audit
	$75,000	– Payroll
	$45,800	– Rents
	$10,000	– LaSalle Bank
Total	$300,000

EXHIBIT A

PROMISSORY NOTE

US $100,000	February 29, 2008

FOR VALUE RECEIVED, the undersigned, XA, Inc. ("Maker"), hereby promises to pay to the order of Sands Brothers Venture Capital III, LLC ("Payee"), the principal sum of One Hundred Thousand Dollars ($100,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein.  This Note is entered into in connection with and shall be subject to the terms and conditions of the Revolving Line of Credit Agreement, which this Note is attached to as Exhibit A, thereto (the “Line of Credit”).

1.
Interest on the unpaid balance of this Note shall bear interest at the rate of Twelve Percent (12%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date. All past-due principal and interest (which failure to pay such amounts shall be defined herein as an “Acceleration Event”) shall bear interest at the rate of fifteen percent (15%) per annum until paid in full.  Interest will be computed on the basis of a 360-day year.

2.	The principal amount of this Note shall be due and payable on June 29, 2008 (the “Maturity Date”).

3.
This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.  If any amount of this Note is not paid when due under this Note, or otherwise cured as provided in the Line of Credit, or if any Acceleration Event as defined under the Line of Credit shall occur, such event shall be an Acceleration Event under this Note.  Upon an Acceleration Event, the Payee shall have the right to provide for the entire amount of unpaid principal and interest on this Note to be immediately due and payable, by providing the Maker fifteen (15) days prior written notice of Payee’s desire to make the entire outstanding amount of principal and interest due on this Note immediately payable, which Note shall then be payable by the Maker after the expiration of the fifteenth (15th) day following the receipt of such notice by the Maker (an “Event of Default”).

4.
If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day. This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns.  Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note.  Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

5.
No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

6.
The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and affect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker. Failure to comply with this provision shall constitute an Event of Default. Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate (as defined below).

7.
In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.  If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note.  The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

8.
Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder.  The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.  If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

9.
A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Promissory Note shall be effective as an original for all purposes.

10.
This Note shall be governed by and construed exclusively in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this instrument or the consummation of the transactions contemplated hereby, shall be brought solely in a federal or state court located in the Southern District of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agrees that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable and documented counsel fees and disbursements in an amount judicially determined.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

XA, Inc.

/s/ Joseph Wagner
Joseph Wagner
Chief Executive Officer